北京大成（福州）律师事务所
Dacheng Law Offices（Fuzhou）LLP
22F North part of Huachengguoji Building,
162 Wusi Road, Fuzhou, PRC; Postcode: 350003
Tel: (86591): 88017892 88017893 Fax: (86591):88017890
Website: http://dachenglaw.com/

January [], 2012

China Dredging Group Co., Ltd.
Floor 18, Tower A Zhongshan Building
No. 154 Hudong Road, Gulou District
Fuzhou City, 350003 P.R.C.

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China” for the purpose of this opinion only, excluding Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as the PRC counsel to China Dredging Group Co., Ltd., a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchanges Commission under the U.S. Securities Act of 1933, as amended, on December 7, 2011. We have been requested to give opinion on certain PRC matters as described below.

For the purpose of this opinion, we have examined the original or copies of due diligence documents provided to us by the Company and the PRC Entities (as defined below) and such other documents, corporate records, certificates issued by relevant governmental authorities in the PRC (collectively the “Documents”) and other instruments as we have deemed necessary or appropriate to render this opinion.

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

i.
All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.
Each of the parties to the Documents, other than the PRC Entities, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

iii.
The Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented; and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purpose of this legal opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All factual statements made to us by the Company and the PRC Entities in connection with this legal opinion are true and correct.

The following terms as used in this opinion are defined as follows:

(a)	“Company” means China Dredging Group Co., Ltd.;

(b)
“Exclusive Option Agreement” means the contract relating to the exclusive purchase right of equity interest, described in the section titled “Our Corporate History and Structure - Variable Interest Entity Agreements - Exclusive Purchase Right of Equity Interest” in the Registration Statement;

(c)	“Fujian Service” means Fujian Xing Gang Port Service Co., Ltd.;

(d)	“WFOE” means Fujian WangGang Dredging Construction Co., Ltd.;

(e)	“Governmental Agencies” means any national, provincial or local government agency, body or any other regulator in the PRC;

(f)
“Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, qualifications, licenses, certificates and permits required by applicable PRC Laws that should be obtained from competent Governmental Agencies;

(g)	“China Dredging HK” means China Dredging (HK) Co., Ltd.;

(h)
“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, properties, management, shareholders’ equity, results of operations or prospects of the Company and the PRC Entities taken as a whole;

(i)	“PRC Entities” means Fujian Service, WFOE and Wonder Dredging LLC (each a “PRC Entity”, collectively “PRC Entities”);

(j)	“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations of the PRC effective as of the date hereof;

(k)	“Wonder Dredging” means Wonder Dredging LLC;

(l)
“VIE Agreements” means the agreements described in the section titled “Our Corporate History and Structure - Variable Interest Entity Agreements” in the Registration Statement, which include the Exclusive Purchase Right of Equity Interest Agreement, Contracted Management Agreement, Equity Interest Pledge Agreement and Powers of Attorney, and the other documents and agreements referenced or contemplated therein;

(m)	“VIE Parties” means Mr. Lin Qing and Mr. Panxing Zhuo;

Based on our review of the Documents, subject to the Assumptions and Qualifications, we are of the opinion that:

(i) Each of PRC Entities has been duly organized and is validly existing as a company with limited liability. Each of the PRC Entities has the status of an independent legal person and the liability of the Company in respect of its equity interest indirectly held in the PRC Entities is limited to the registered capital of the respective PRC Entity. The articles of associations, business licenses and other constituent documents of the PRC Entities comply with the requirements of applicable laws and regulations of the PRC and are in full force and effect.

(ii) Except as set forth in the Registration Statement, each of the PRC Entities has full corporate right, power and authority and has all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business, and such Governmental Authorizations contain no materially burdensome restrictions or conditions; none of the PRC Entities has any reason to believe that any Governmental Agencies is considering modifying, suspending, revoking or not renewing any such Governmental Authorizations; and each of the PRC Entities is in compliance in all respects with the provisions of all such Governmental Authorizations and conducts its business in all respects in accordance with any laws and regulations of the PRC to which it is subject or by which it is bound; none of the PRC Entities has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations.  The registered capital of each PRC Entity has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (collectively the “Approval Documents”) and is in compliance with PRC Laws, and there is no outstanding capital contribution commitment for any PRC Entity. The Approval Documents of the PRC Entities have been duly approved in accordance with the laws of the PRC and are legal, valid and enforceable.  The business scope specified in the Approval Documents of each PRC Entity complies with the requirements of all relevant PRC Laws.

(iii) Except as set forth in the Registration Statement, all equity interests of each PRC Entity are free and clear of all pledges, charges, restrictions upon voting or transfer or any other encumbrances or claims, and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any PRC Entities.

(iv) Except as set forth in the Registration Statement, each of the PRC Entities has legal and valid title and all the necessary licenses to all of material assets related to its business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions.

(v) Except as set forth in the Registration Statement, none of the PRC Entities is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or any other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC Laws, (C) any obligation, license, lease, contract or other agreement or instrument governed by PRC Laws to which the Company or any PRC Entity is a party or by which any of them may be bound or affected, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect on the Company or any PRC Entity, or (D) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to the Company or any PRC Entity.

(vi) Except as set forth in the Registration Statement, there are no outstanding guarantees of any PRC Entity in respect of indebtedness of third parties.

(vii) None of the PRC Entities possesses any Intellectual Property.

(viii) Each of the PRC Entities has filed all tax returns that are required to be filed or have requested extensions thereof. None of the PRC Entities is delinquent in the payment of any PRC taxes due and there is no PRC tax deficiency which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes, except such assessment or penalties which, individually or in aggregate, would not have a Material Adverse Effect.

(ix) To the best of our knowledge after due inquiry, none of the PRC Entities has taken any action, nor have any steps been taken, on the legal or administrative proceedings which have been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation of any of the PRC Entities or for the suspension, withdrawal, revocation or cancellation of any of their respective business licenses or Governmental Authorizations.

(x) On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce (the “MOC”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange (the “SAFE”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009 by the MOC (the “M&A Regulations”). The M&A Regulations, among other things, require that the approval from the MOC shall be obtained for acquisitions of affiliated domestic entities by foreign entities established or controlled by domestic natural persons or enterprises, and also require that an offshore special purpose vehicle (the “SPV”), formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC. Based on our understanding of current PRC Laws, we are of the opinion that the M&A Regulations are not applicable to the Company or the series of transactions the Company already consummated which are disclosed under the heading of “Our Corporate History and Structure” in the Registration Statement (the “ Corporate Structure Transactions”), and that any potential quotation of the shares of the Company on the OTCBB or any listing and trading of the shares of the Company on a U.S. stock exchange would not require CSRC’s approval, because the Company's founder and controlling shareholder, Mr. Xinrong Zhuo, is not a mainland PRC natural person.

(xi) On February 3, 2011, the Circular of the General Office of the State Council on the Establishment of Security Review System Regarding the Merger & Acquisition of Domestic Enterprises by Foreign Investors (the “Circular of Security Review”) was promulgated. On August 25, 2011, the Regulations of Implementing the Security Review System Regarding Merger & Acquisition of Domestic Enterprises by Foreign Investors (with Circular of Security Review collectively referred to as “Regulations of Security Review”) was promulgated by MOC. The Regulations of Security Review provide that any foreign investor should file the application to the MOC for the merger and acquisition of domestic enterprises in sensitive sectors or industries and the aforementioned security review shall not be substantially evaded by variable interest entity control or any other methods. The Circular of Security Review was put into effect on March 5, 2011. Based on our understanding of current PRC Laws, we are of opinion that the Regulations of Security Review are not applicable to the Company or the Corporate Structure Transactions, and that any potential quotation of the shares of the Company on the OTCBB or any listing and trading of the shares of the Company on a U.S. stock exchange would not require MOC’s approval, as the Corporate Structure Transactions were consummated before 2011.

(xii) Each of the PRC Entities and VIE Parties has duly executed and delivered the VIE Agreements to which it is a party and taken all necessary corporate actions to authorize the execution, delivery and performance of such documents. There is no pending or threatened action, suit, proceeding, inquiry or investigation, before or brought by any court or governmental agency or body, domestic or foreign, which if adjudicated adversely against such party would adversely affect the validity and enforceability of the VIE Agreements or which would adversely affect the ability of such party to perform its obligations under the VIE Agreements. Except as disclosed in the Registration Statement, no Governmental Authorizations are required to be obtained for the performance by PRC Entities and VIE Parties of their obligations under the VIE Agreements other than those already obtained, provided, however, that any exercise by the PRC Entities of their respective rights under the Exclusive Option Agreements (a) will be subject to the approval of and/or registration with the Government Agencies in the PRC for the resulting equity transfer; (b) must comply with relevant PRC Laws regarding the exercise price for equity transfer; and (c) must comply with all terms and conditions of the Exclusive Option Agreements.

(xiii) The corporate structure of the Company and the PRC Entities (the “Corporate Structure”) complies with all PRC Laws, except as disclosed in the Registration Statement; the Corporate Structure has not been challenged by any PRC Governmental Agencies and there are no legal, arbitration, governmental or other proceedings (including, without limitation, governmental investigations or inquiries) pending before or, to our knowledge, threatened or contemplated by any PRC Governmental Agencies in respect of the Corporate Structure. The VIE Agreements, individually or in aggregate, are in compliance with the requirements of applicable PRC Laws and are in full force and effect; the execution, delivery, effectiveness, enforceability and performance of the VIE Agreements by any of the PRC Entities do not (i) result in any violation of the provisions of its articles of association, business licenses or other constitutive documents of the PRC Entities, (ii) conflict with or constitute a breach of any contracts, agreements, or other instruments to which any such parties is a party or by which any of them may be bound, or to which any of their property or assets is subject, or (iii) result in any violation of any judgment, award, order, writ or decree of any domestic government body, court, arbitration panel, having jurisdiction over any of such party.

(xiv) According to the stipulations of applicable PRC Laws the profit of China Dredging HK lawfully earned from the WFOE, as well as other lawful earnings derived from the WFOE and any funds remaining after the WFOE is liquidated, may be remitted out of the PRC provided that the applicable PRC Laws pertaining to foreign exchange have been complied with.

(xv) Except as set forth in the Registration Statement, there are no legal, arbitration or governmental proceedings in progress or pending or, to our knowledge, threatened, in the PRC of which any of the PRC Entities is a party or to which any property of any PRC Entity is subject.

 (xvi) The statements in the Registration Statement, including without limitation, under the headings “Risk Factors”, “Enforceability of Civil Liabilities”, “Our Corporate History and Structure”, “Business” “PRC Government Regulation”, “Related Party Transactions” and “Taxation” insofar as such statements constitute matters of law or summaries of legal matters, the PRC Entities’ articles of association, by-laws or legal proceedings, or legal conclusions, have been reviewed by us and are true, correct and not misleading in all material respects and provide a fair summary thereof.

(xvii) There is uncertainty as to whether the courts of the PRC would: i) Recognize or enforce judgments of the United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaty or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company, or the directors or officers of the Company, if they decide that the judgment violates the basic principles of PRC Law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)
We express no opinion as to any law other than the PRC Laws in force on the date of this opinion. In particular, we have made no investigations and we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macao;

(b)
The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(c)	This opinion is intended to be used in the context and shall be used only for the purpose which is specifically referred to herein;

(d)	This opinion is strictly limited to the matters stated in herein and no opinion is implied or may be inferred beyond the matters expressed stated herein.

(e)
The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

(f)	We express no opinion on the financial audit and appraisal matters.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name wherever it appears in the Registration Statement.

Yours faithfully,

Dacheng Law Offices（Fuzhou）LLP